Exhibit 4.14

Equity Pledge Contract

The Equity Pledge Contract Agreement (hereinafter referred to as “this Contract”) was entered into on 24 August 2022 by and between:

Party A: Beijing Yunxiang Zhisheng Technology Co., Ltd. (hereinafter referred to as the “Pledgee”), a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration (solely invested by the legal person from Taiwan, Hong Kong and Macao) in the People’s Republic of China (“China”, for the purpose herein only, excluding Hong Kong Special Administration Region, Macao Special Administration Region and Taiwan Area), with the Unified Social Credit Code: 91110108MA002GUP74;

Party B:    Qiu Weiqin, ID card No.: ******************；

Zou Tao, ID Card No.: ******************；

(Hereinafter referred to as the “Pledger”）

Party C: Kingsoft Cloud (Beijing) Information Technology Co., Ltd., a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration in the People’s Republic of China, with the Unified Social Credit Code: 91110108MA01BE3R6L.

In this Contract, the pledgee, pledger and Party C are referred to as “one party” respectively and referred to as “the parties” collectively.

Whereas:

1.

The pledger owns 100% of equity of Party C, among which: Qiu Weiqin holds 80% of equity of Party C (equal to a registered capital of RMB 8 million) and Zou Tao holds 20% of equity of Party C (equal to a registered capital of RMB 2 million).

Party C is a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration in the People’s Republic of China, mainly engaged in “telecommunications business; internet information services; technology development, technical consulting, technical services; computer system services; design, production, agency, advertising publication; sales of self-developed products, computers, software and auxiliary devices, communications equipment; import and export of technology (Market subjects shall independently choose their own business and carry out business activities by law; internet information services, telecommunications services and projects subject to approval by law shall be developed strictly according to the content approved after being approved by the relevant departments; market subjects shall not engage in the business activities for the projects banned and restricted by the industrial policies of the state and the city.)”; the pledgee is a limited liability company registered in Beijing Haidian District Bureau of Market Supervision and Administration in the People’s Republic of China (wholly owned by the legal person from Hong Kong, Taiwan and Macao).

2.

On 24 August 2022, the Loan Agreement (“Loan Agreement”) was entered into by the pledgee and the pledger. According to this Loan Agreement, the pledger shall repay an interest-free loan of RMB 10 million to the pledgee by transferring Party C’s equity held by the pledger to the pledgee or any third party appointed by the pledgee.

3.

On 24 August 2022, the Exclusive Consulting and Technical Service Agreement (“Exclusive Consulting and Technical Service Agreement”) was entered into by and between the pledgee and Party C. Based on this Agreement, Party C exclusively employs the pledgee to provide services related to business support, technical service and consulting service for it, and agrees to pay for such business support, technical service and consulting service to the pledgee.

4.

On 24 August 2022, the pledgee, the pledger and Party C signed the Exclusive Purchase Rights Contract (“Exclusive Purchase Rights Contract”). Based on the Contract, the pledger shall transfer the whole or partial equity of Party C and/or the whole or partial assets of Party C held by it to the pledgee and/or any person assigned by the pledgee as per the requirement of the pledgee and subject to the law of PRC.

5.

On 24 August 2022, the Shareholders’ Voting Rights Entrustment Agreement was entered into by and between the pledgee, the pledger and Party C (“Shareholder’s Voting Rights Entrustment Agreement”, this Contract, Loan Agreement, Exclusive Consulting and Technical Service Agreement, Exclusive Purchase Rights Contract, Shareholders’ Voting Rights Entrustment Agreement and any modification, amendment and/or restatement to such agreements shall be collectively referred to as “transaction documents”). Based on such agreements, the pledger shall irrevocably authorize the person appointed by the pledgee to perform all of the shareholder’s voting rights and other shareholder rights enjoyed by the pledger in Party C.

6.

For guaranteeing that the pledger and Party C perform the obligations under the transaction documents, the pledger pledges all equities of Party C held by it to the pledgee for ensuring the performance of the contractual obligations under the transaction documents.

For performing the transaction document, the parties jointly agrees to sign this Contract based on the following articles.

1.	Definition

Unless otherwise stipulated in this Contract, the following words shall have the meaning as below:

1.1

“Pledge” shall refer to the security interests authorized by the pledger to the pledgee pursuant to Article 2 of this Contract, which is a priority right for the pledgee to be compensated with the money obtained through the transferring, auction or sales of the equity.

1.2

“Pledged Equity” shall refer to all equities of Party C legally held by pledger up to now (accounting for 100% of Party C’s equity), i.e., Qiu Weiqin holds 80% of equity of Party C (equal to a registered capital of RMB 8 million) and Zou Tao holds 20% of equity of Party C (equal to a registered capital of RMB 2 million).

1.3	“Term of the Pledge” shall refer to the term set forth in Article 3 of this Contract.
1.4	“Events of Default” shall refer to any circumstances in Article 7 of this Contract.
1.5	“Notice of Default” shall refer to the notice issued by pledgee in accordance with this Contract declaring an Event of Default.
1.6

“Contractual Obligation” shall refer to: (1) all obligations taken by the pledger under the Exclusive Purchase Rights Agreement, Shareholders’ Voting Rights Entrustment Agreement and this Contract; and (2) all obligations taken by Party C under the Exclusive Consulting and Technical Service Agreement, Exclusive Purchase Rights Contract, Shareholders’ Voting Rights Entrustment Agreement and this Contract.

1.7

“Secured Debt” shall refer to all of the direct, indirect, derived losses and predicable losses suffered by the pledgee due to any event of default under the transaction document between the pledger and/or Party C, and all service fees and its interest, liquidated damages (if any) and compensation granted to the pledgee. The amount of such losses shall be based on, including but not limited to, the prediction of the reasonable business plan and profit forecast from the pledgee, the service fee paid by Party C under the Exclusive Consulting and Technical Service Agreement, liquidated damages and related cost under the transaction documents, and all costs incurred as the pledgee forces the pledger and/or Party C to perform its contractual obligations (including but not limited to legal fees, arbitration fees, evaluation and auction fees for the Pledged Equity).

2.	Pledge
2.1

The pledger hereby agrees to pledge the Pledged Equity which it legally owns and has the right to dispose to the pledgee according to this Contract for guaranteeing the performance of the contractual obligations and the compensation of the secured debt. Party C hereby agrees the pledger to pledge the Pledged Equity to the pledgee according to this Contract. Up to the date of signing this Contract, Qiu Weiqin holds 80% of equity of Party C (equal to a registered capital of RMB 8 million) and Zou Tao holds 20% of equity of Party C (equal to a registered capital of RMB 2 million).

2.2

During the pledge, unless otherwise prohibited by laws and regulations, the pledgee shall be entitled to receive the bonus and dividend therefrom. Without the prior written consent of the pledgee, the pledger shall not receive the bonus or dividend from the Pledged Equity. After the individual income tax paid by the pledger is deducted, the dividend or bonus received by the pledger from the Pledged Equity shall, at the request of the pledgee, (1) be deposited to the designated account, supervised by the pledgee and used for guaranteeing the contractual obligations; or (2) be unconditionally gifted to the pledgee or any person appointed by the pledgee in the way allowed by the law of the PRC according to the law of the PRC.

2.3

If the right of the pledgee may be harmed due to the obviously reduced value of the Pledged Equity, the pledger shall provide sufficient guarantees accordingly at the request of the pledgee; if the pledger fails to provide such guarantees, the pledgee can auction or sell the Pledged Equity in any time on behalf of the pledger, and pay off the secured debt in advance with the money received from the auction or sales of the equity after negotiating with the pledger or deposit such money to the notary office of the place where the pledgee locates. In the term of this Contract, the pledgee shall not be responsible for the reduced value of the Pledged Equity and the pledger shall not be entitled to claim from the pledgee or put forward any requirement in any form, except such case is caused by the intention or gross negligence of the pledgee.

2.4

The pledger can increase capital to Party C only with the prior written consent of the pledgee. The increased capital in Party C’s registered capital due to the capital increase by the pledger shall be deemed as the pledged Equity. The parties shall sign a pledge agreement on the capital increase and handle with the pledge registration for the increased capital. Party C shall or the pledger shall promote Party C to register the changed equity pledge in the Register of Shareholders of Party C in the day after the Pledged Equity is changed (including but not limited to the capital increase), apply to the related registration office (defined as below) for handling with the registration for the variation of equity pledge in seven (7) days after the variation or in the period otherwise agreed by the parties and then provide the original registration certificate issued by the related equity pledge registration office to the pledgee. For the purpose herein, “Business Day” refers to any day other than Saturday, Sunday and other legal closing days of commercial banks in the PRC.

2.5

If Party C needs to be dissolved or liquidated in accordance with mandatory provisions of the laws of the PRC, after Party C completes the dissolution or liquidation procedures in accordance with the laws, any benefits distributed by the pledger from Party C in accordance with the laws shall be, as the pledgee may require, (1) deposited into the designated account of the pledgee, supervised by the pledgee, and used to guarantee contractual obligations; or (2) subject to the law of the PRC, unconditionally gifted to the pledgee or the person designated by the pledgee in the way permitted by the laws of the PRC.

3.	Term of the Pledge
3.1

The Pledge shall come into effect from the date of being successfully registered in the market supervision and management department of the place where Party C locates (the “registration office”). The term of the pledge (“Term of the Pledge”) shall valid until the last contractual obligation and debt secured by the pledge is performed or compensated. The parties agree that, the pledger and Party A shall apply to the registration office for registering the equity pledge pursuant to the related applicable laws and regulations in seven (7) business days from the date of signing this Contract or other longer period otherwise agreed by the pledgee in writing. The parties further agree, within thirty (30) business days from the day that the registration office officially accepts the equity pledge registration application, to handle with all of the equity pledge registration procedures, obtain the notice of registration issued by the registration office and make sure that the registration office completely and accurately records the matter of equity pledge in the equity pledge register. The parties jointly agree, for the purpose of handling with the procedures of equity pledge registration, the parties and other shareholders of Party C (if any) shall file this Contract or an equity pledge contract signed in the form as required by the registration office of the place where Party C locates and truly reflecting the equity information stipulated hereunder (“the Pledge Contract for Registration”) to the registration office. Any issues unmentioned in the pledge contract for registration shall be subject to this Contract. If any matter in the Pledge Contract for Registration conflicts to this Contract, it shall be subject to this Contract.

3.2

In the Term of the Pledge, if the pledger and/or Party C fail to perform the obligations stipulated hereunder or repay the secured debt, the pledgee shall be entitled but not obliged to dispose such pledge according to this Contract.

4.	Custody of Equity Registration
4.1

In the Term of the Pledge as set forth herein, the pledger shall deliver the Certificate of Equity Contributions in the content and format as indicated in the Annex and the Register of Shareholders to the pledgee for custody within three (3) days after the completion of the procedures for equity pledge. The pledgee shall continuously keep such documents in custody during the whole Term of the Pledge as stipulated in this Contract.

4.2	In the Term of the Pledge, the pledgee shall have the right to receive the dividend from the Pledged Equity.
5.	Representation and Warranties of the Pledger

Each pledger and Party C hereby jointly and severally represents and warrants to the pledgee in the day of signing this Contract as below:

5.1

The pledgers are Chinese citizens with full capacity, having full and independent legal status and legal capacity and having been duly authorized to sign, deliver and perform this Contract, all of whom can independently act as the subject of litigation; Party C is a limited liability company properly registered and legally existed according to the law of PRC, with an independent legal personality, having a fully independent legal status and legal capacity to sign, deliver and perform this Contract, who can act independently as the subject of litigation of a party.

5.2

Unless otherwise stipulated in the transaction documents, the pledger shall be the solely legal beneficial owner of the Pledged Equity. The pledgee shall be entitled to dispose and transfer the Pledged Equity in the manner stipulated in this Contract. In the term of this Contract, the pledger shall be the rightful owner of the Pledged Equity, while there was, is or will be no ownership in dispute related to the Pledged Equity, notwithstanding in the past, at present or in the future.

5.3

The pledger and Party C shall have full power, capacity and authority to enter into and deliver this Contract while performing the obligations hereunder. Once executed, this Contract shall constitute a legal, valid and binding obligation on the pledger and Party C and shall be enforceable against them in accordance with the terms and conditions.

5.4

Except the pledge hereunder, no secured interests or encumbrances shall be imposed on the Pledged Equity by the pledger. The pledge hereunder constitutes the highest priority secured interests in the Pledged Equity.

5.5	All reports, documents and information provided by the pledger and Party C to the pledgee before the signature of this Contract and related to the pledger and Party C and all matters required in this Contract shall be essentially true and accurate when this Contract comes into effect.

5.6

All reports, documents and information provided by the pledger and Party C to the pledgee after the signature of this Contract and related to the pledger and Party C and all matters required in this Contract shall be essentially true and accurate when being provided.

5.7	The pledger and Party C has obtained the consent and approval from the related government sectors or any third party for the signature, delivery and performance of this Contract (if necessary).
5.8

The conclusion, delivery and performance of this Contract shall not: (1) cause any violation of any related laws in the PRC; (2) conflict with Party C’s Articles of Association or other organizational documents; (3) cause a breach of any contract or document to which Party B and Party C are a party or which is binding on Party B and Party C, or constitute any breach under any contract or document to which Party B and Party C are a party or which is binding on Party B and Party C; (4) cause any conditions which may go against the grant and/or continuation of any permit or approval issued to either party; or, (5) cause the suspension or revocation of any approval or permit issued to either party, or impose additional conditions; or (6) cause to reach any agreement or incur any court judgment, award of any arbitration authority and decision of any administration office, which may violate the applicable laws, be binding on its assets or to which either party is a party.

5.9

No litigation, legal procedure or request, which may be pending against or potentially threatens the pledger, or its assets or Pledged Equity as the pledger knows in any courts, arbitration tribunals, government authority or administration office, significantly or adversely affects the pledger’s financial situation or the capability to perform the obligations and the warranties hereunder.

6.	Guarantee and Future Agreement to the Pledger
6.1	In the term of this Contract, the pledger and Party C hereby guarantee to the pledgee as below:
6.1.1

Except for the performance of the transaction documents, without the prior written consent of the pledgee, neither party shall transfer the Pledged Equity, impose or allow the existence of any security interests or other encumbrances possibly affecting the rights and benefits of the pledgee to the Pledged Equity. Party C shall not assist or allow the pledger to set any new pledge or other security interests on the Pledged Equity, or to transfer or dispose the Pledged Equity in any other way.

6.1.2

The pledger shall observe and execute all applicable laws and regulations related to the pledge. In case of receiving any notices, instructions or suggestions issued or formulated by the related competent authority, the pledger shall present such notice, instruction or suggestion to the pledgee in five (5) days thereafter, while following the above notice, instruction or suggestion or raising objections against the above matters as reasonably required or agreed by the pledgee.

6.1.3

The pledger shall inform the pledgee of any event affecting the pledgee, the Pledged Equity or any part of right, any notice received by the pledger, or any event potentially affecting any guarantee or other obligation of the pledger hereunder immediately, while taking all necessary measures to guarantee the pledged interest of the pledgee to the Pledged Equity.

6.1.4	The pledger and Party C shall not engage in or allow any behavior or action conducted that may have an adverse impact on the pledgee’s interests or Pledged Equity under the transaction documents;
6.1.5

The pledger and Party C guarantee, as properly required by the pledgee, to take all necessary measures and sign all necessary documents (including but not limited to the supplemented contract of this Contract) for ensuring to perform and implement the pledged interest of the pledgee to the Pledged Equity.

6.1.6

If any Pledged Equity is transferred due to the performance of the pledge hereunder, the pledger will waive the preemptive right in case that the pledgee realizes the pledge, while the pledger and Party C shall take all necessary measures and sign all documents to complete such transferring.

6.1.7

The pledger and Party C guarantee, according to this Contract, to apply to the competent registration office for handling with the registration of the equity pledge against the equity pledge hereunder, and cooperate as possible as they can to complete such registration in time for assuring the legality of the Pledged Equity registration and the right to pledge against such pledged equity, unless otherwise required by the pledgee.

6.1.8

The pledger shall urge Party C (including its shareholders, board of directors or executive directors) not to approve the sale, transferring, pledge or otherwise disposal of Party C’s assets or not to allow to impose any security interests on Party C’s assets without the prior written consent of the pledgee; Party C shall not engage in the above actions as well.

6.1.9

In order to maintain its effectiveness of the Pledged Equity, it is necessary to sign all necessary or appropriate documents, take all necessary or appropriate actions, and make all necessary or appropriate appeals or defend all claims;

6.1.10	Without the prior written consent of the pledgee, no action or omission shall be done to materially affect Party C’s assets, business and responsibilities.
6.1.11

The pledger or Party C shall provide the financial report of the previous calendar season in the first month of each calendar season to the pledgee, including but not limited to the Balance Sheet, Statement of Income and Chart of Cash Flow.

6.2

The pledger agrees that the right of pledge obtained by the pledgee as set forth herein shall not be interrupted or interfered by the pledger, its successor and representative or any other person through legal proceedings.

6.3

The pledger guarantees to the pledgee that, for protecting or perfecting the security of this Contract to the contractual obligations, the pledger will, in a good faith, sign and urge the interested parties to the pledge to sign all certificates of rights and agreements required by the pledgee, while performing or promoting other interested parties to perform as the pledgee required, facilitating the execution of the rights and grants hereunder for the pledgee, signing all documents related to the Pledged Equity with the pledgee or the person appointed by it (natural person/legal person) and providing all notices, instructions and decisions as it considers to be necessary during the reasonable period.

6.4

The pledger hereby undertakes to the pledgee that it will observe and perform all warranties, undertakings, agreements, representations and conditions hereunder. If the pledger fails to perform the warranties, undertakings, agreements, representations and conditions, the pledger shall indemnify the pledgee for all losses resulting therefrom.

7.	Events of Default

7.1The following situations shall be considered as the events of default:

7.1.1	The pledger and/or Party C violate the obligations under the transaction documents and/or this Contract;
7.1.2	The representations or warranties made by the pledger in Article 5 contain a material misrepresentation or error and/or any warranties in Article 5 of this Contract are violated by the pledger;
7.1.3	The pledger and Party C fail to complete the registration of equity and pledge in the registration office in Article 3.1 of this Contract;

7.1.4	The pledger and/or Party C violate any provision of this Contract;
7.1.5	Except as expressly provided in Article 6.1.1, the pledger transfers or intends to transfer or waive the Pledged Equity or assign the Pledged Equity without the written consent of the pledgee;
7.1.6

The loan, warranty, compensation, commitment or other debt liabilities of the pledger to any other third party (1) shall be repaid or compensated in advance due to the violation of the pledger as required; or (2) fails to be performed or repaid after the expiration;

7.1.7	Any approval, license, permit or grant of the government authority making this Contract enforced, validated and effective is withdrew, suspended, invalidated or alternated materially;
7.1.8	This Contract becomes illegal or the pledger fails to continuously perform its obligations hereunder due to the enacting of applicable laws;
7.1.9	The assets owned by the pledger adversely changes continuously, which, as the pledgee considers, affects the capability of the pledger to perform the obligations hereunder.
7.1.10	The successor or custodian of the pledger and/or Party C perform partially or fails to perform the obligations under the transaction documents; and
7.1.11	Any other circumstances make the pledgee fail to or possibly fail to execute its rights to the pledge.
7.2	Once any circumstance stated in Article 7.1 or any event possibly causing such circumstances is known or happens, the pledger and Party C shall notify the pledgee immediately.
7.3

Unless the event of default in Article 7.1 is settled to the satisfaction of the pledgee, the pledgee shall be entitled to send the notice of default to the pledger when or after such event happens, requiring the pledger to dispose the pledge according to Article 8 of this Contract. The pledgee shall not take any responsibilities for any losses resulted from the reasonable execution of such right and power.

8.	Performance of the Pledge
8.1

Before the full implementation of the obligations under the transaction documents, without the written consent of the pledgee, the pledger shall not transfer any encumbrance newly imposed on Party C’s equity or Party C’s equity held by it.

8.2	The pledgee shall send the notice of default to the pledger when executing the pledge.
8.3	Subject to Article 7.3, the pledgee can execute the right of the pledge when or at any time after the notice of default is sent according to Article 7.2.
8.4

The pledgee shall have the priority of compensation with the money obtained through the transferring, auction or sales of the equity pledged in part or whole hereunder according to the legal procedure, until Party C and the pledger completely perform the obligations under the transaction documents. The money obtained by the pledgee through executing the right and power shall be used to as below:

First, pay for all fees arising from the disposal of the Pledged Equity and the performance of the pledgee’s right and power (including lawyer’s fee and agent’s fee);

Second, pay for the taxes due to the disposal of the Pledged Equity; and

Third, repay the secured debt to the pledgee.

In case of any balance after the above payment is deducted, the pledgee shall return such balance to the pledgee or any other person being entitled to such money according to related laws and regulations, or deposit to the notary office of the place where the pledgee locates (all costs therefrom shall be borne by the pledger).

8.5

When the pledgee disposes the pledge based on this Contract, the pledger and Party C shall provide assistance as necessary so that the pledgee can execute its right to the pledge according to this Contract.

8.6

The pledgee is entitled to decide how to perform the right of the pledge or any other remedies for violation in part or whole. Before the auction or sale of the Pledged Equity hereunder, the pledgee shall not perform other remedies of violation. The method to perform the right of the pledge or any other remedies for violation affects neither the effect of the pledge nor the effect of other remedies of violation enjoyed by the pledgee.

9.	Transfer
9.1	Without the prior written consent of the pledgee, the pledger and Party C shall not transfer or delegate its rights and obligations hereunder.
9.2

This Contract shall be binding on the legal transferees (for the avoidance of doubts, the legal transferee of the pledger shall include the person or entity accepting the shareholder rights of the pledger and becoming the legally registered shareholder of Party C, but excluding the person who becomes the shareholder of Party C due to the exercising of rights under the Exclusive Purchase Rights Contract by the pledgee or any third party appointed by it) and successors of the parties. The successor or the permitted transferee of the pledger and Party C (if any) shall continue to perform the obligations of the pledger and Party C hereunder and be bound by this Contract. The pledger guarantees to the pledgee that it has made all proper arrangements and signed all necessary documents to ensure that in the case of its death, incapacity, bankruptcy, divorce or other circumstances that may affect the exercise of its equity, its successors, guardians, creditors, spouse and other persons who may acquire equity or related rights of Party C as a result cannot affect or interfere the performance of this Contract.

9.3

In any time, the pledgee can transfer its any and/or all rights and powers hereunder and the transaction document to the person appointed (natural person/legal person). In such case, the transferee shall be entitled to the rights and obligations of the pledgee hereunder as if it is a party to this Contract originally. When the pledgee transfers the rights and obligations hereunder and the transaction document, the pledger shall sign the related agreements or other documents thereof as required by the pledgee.

9.4

If the pledgee changes due to the transfer, as the pledgee requires, a new contract of pledge shall be signed by and between the pledger and the new pledgee in the terms and conditions being exactly same with the this Contract and registered in the registration office accordingly.

9.5

The pledger shall observe this Contract and other contracts signed solely or jointly by the parties or either party hereto, including the Exclusive Purchase Rights Contract, Shareholders’ Voting Rights Entrustment Agreement (and any modification made from time to time thereafter), perform the obligations hereunder or other contracts and conduct no action/omission which may possibly affects its validity and enforceability. Unless otherwise instructed by the pledgee in writing, the pledger shall not execute any residual rights of the Pledged Equity hereunder.

10.	Termination and Term
10.1

After the pledger and Party C fully and completely perform all contractual obligations under the transaction documents, the pledgee shall discharge the Pledged Equity hereunder in a reasonable period as early as possible at the request of the pledgee, while assisting the pledger to cancel the registration of the equity pledge in the Register of Shareholders and the registration of pledge in the related registration office.

10.2

In case that either of the parties has its operation period expired in the term of this Contract, such Party shall be obliged to apply to the competent organization for extending the operation period, while making sure to obtain the Business License before the expiration of the operation period for extending its business period. The pledgee is entitled to terminate this Contract unilaterally by giving a thirty (30) days’ notice in advance. Unless otherwise specified in laws, the pledger and Party C shall not be entitled to terminate or cancel this Contract in any case.

10.3	This Contract shall be valid until that the obligations hereunder are completely performed or the secured debt hereunder is fully paid off.
10.4	The provisions in Article 10.4, 12, 13 and 14 shall remain in force after the termination of this Contract.
11.	Procedure Fees and Others

All fees and actual expenses related to this Contract, including but being not limited to the legal fee, charges, stamp duties and any other taxes and fees, shall be borne by Party C. If the pledgee has to pay for related taxes and fees according to laws, the pledger shall urge Party C to make compensation to the pledgee for such taxes and fees paid.

12.	Confidentiality Responsibilities

The parties confirm that all documents exchanged hereunder shall be considered to be confidential, orally or in writing. Each party shall keep all such information confidential and shall not disclose any such information to any third party without the prior written consent of other parties, except that: (1) the information is or will become known to the public (but not being disclosed to the public by one of the recipients of the information); (2) the information shall be disclosed according to applicable laws or the rules or regulations of any stock exchange; or (3) the information is disclosed by either party to its legal counsel or financial advisor in terms of the transactions contemplated hereunder, and such legal counsel or financial advisor is subject to obligations of confidentiality similar to those set forth herein. If any employee or organization employed by either party discloses such confidential information, it shall be deemed that such party has disclosed such confidential information and shall take corresponding legal responsibilities due to the violation of this Contract. This article shall remain in force even if this Contract terminates for any reason.

13.	Applicable Law and Dispute Solution
13.1

The signature, conclusion, interpretation and performance of this Contract and the dispute solution hereunder shall be governed by the laws of the PRC which are officially published and known publicly.

13.2

Any dispute due to the interpretation and performance of this Contract shall be settled by the parties hereto through amicable negotiation in the first time. If the dispute fails to be settled within thirty (30) days after either party has given written notice to the other party requesting to settle through amicable negotiation, either party may file the dispute to China International Economic and Trade Arbitration Commission for arbitration based on the rule of arbitration in force then.The seat of arbitration shall be in Beijing. The arbitration award shall be final and binding on all parties. The party filing the arbitration and the responding party shall appoint one arbitrator respectively, while the third arbitrator shall be appointed by the China International Economic and Trade Arbitration Commission.

13.3

In case of any dispute resulted from the interpretation and performance of this Contract or any dispute in arbitration, the parties hereto shall continue to perform their own rights and obligations hereunder except the matters in dispute.

13.4

Hereon, the parties acknowledge and guarantee that, subject to the law of the PRC, the arbitrators shall be entitled to make decisions properly and provide legal relief for the pledgee based on the actual situations, including but not limited to imposing restrictions on the business operation of Party C, limiting and handling with the equity or assets of Party C (including land assets) (including but not limited to taking it as a compensation), prohibiting transferring or disposal or taking related relief measures, and making liquidation to Party C and so on. Such judgment shall be executed by the parties. During the dispute resolution, each party hereto shall continue to perform their own rights and obligations hereunder except the matter in dispute.

13.5

Subject to the laws of the PRC, as the measures of property preservation or execution, a court having jurisdiction shall, at the request of the parties hereto, issue and/or execute the arbitration award and temporary injunctive relief or other temporary remedies or measures before the establishment of the arbitration tribunal or under other circumstance permitted by laws for supporting the arbitration, including but not limited to detaining or freezing the property of the defaulting party or equity of Party C under the judgment or ruling. Such rights of one party to the dispute and the judgment or ruling made by the court shall not affect the validity of the above arbitration articles agreed upon by the parties.

13.6	Upon the validation of the arbitration award, either party shall be entitled to apply to the court having jurisdiction for enforcing such award.
13.7

The parties agree that: The courts in China, Hong Kong SAR, Cayman Islands or others having jurisdiction (including the court in the place of incorporation of the proposed/existing listed company affiliated to Party A, the court in the place of incorporation of Party C, or the court in the place where Party C or Party A’s principal assets are located shall be deemed to have jurisdiction) shall have jurisdiction for the purposes herein.

14.	Notification
14.1

All notices and other communications hereunder shall be served by hand, prepaid registered mail, commercial courier, facsimile or e-mail to the address stimulated in this Contract. A confirmation letter shall be also served together with each notification. Such notifications shall be considered to be served effectively on the following date:

14.1.1	A notice shall be deemed to have been validly served on the day of delivery or rejection at the address designated, if it is sent by hand, courier or prepaid registered mail.
14.1.2	A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by fax (confirm upon the transferred information automatically).
14.1.3

A notice shall be deemed to have been validly served on the day of successful delivery if it is sent by E-mail and no hint indicates that the E-mail is returned or not delivered within twenty-four (24) hours.

14.2	Either party shall have the right to inform other parties of changing the E-mail address to receive such notifications as set forth herein.
15.	Severability

If one or more provisions of this Contract are or become illegal, invalid or unenforceable in any term according to the laws or regulations, it shall not affect the legality, validity or enforceability of any other provisions of this Contract, which continue to be valid and effective. The parties shall, through the negotiation in good faith, try to replace such illegal, invalid or unenforceable provisions with effective ones to the maximum extent that the parties expect according to laws; and the economic benefit produced by such effective provision shall be similar to such illegal, invalid or unenforceable provisions.

16.	Entire Contract

Except for the amendments, supplements or modifications to this Contract in writing after the execution of this Contract, this Contract shall constitute an entire and solely agreement among the parties on the subject matter hereof and, upon execution, replaces all negotiation, statement, contracts, understandings and communications previously reached on the subject matter of this Contract by both parties, orally or in writing. This Contract must be modified and supplemented in writing. Except that the pledgee transfers its rights hereunder according to Article 9, the modification and supplementary of this Contract may come into effect only if being signed by the parties hereto.

17.	Non-waiver

If the pledgee exempts the pledger from any responsibilities due to the violation of this Contract or delays the performance of its rights under the transaction documents or other agreements directly related to such transaction documents, it shall affect neither the rights of the pledgee under the transaction documents or other agreements directly related to such transaction documents, nor the rights which shall be performed strictly by the pledger under the transaction documents or other agreements directly related to such transaction documents in any time thereafter or any rights enjoyed by the pledgee which is resulted from the violation of the transaction documents or other agreements directly related to such transaction documents by the pledger.

18.	Annex

All annexes hereto shall be an integral part of this Contract.

19.	Effectiveness
19.1

This Contract shall come into effect from the date of being signed by the parties. Any amendments, modifications, and supplements to this Contract shall be made in writing and shall take effect after being signed or stamped by the parties.

19.2

This Agreement shall be signed in multiple copies, each of which has the same legal effect with the original one. In terms of the validity of this Agreement, the copies or scanned copies of the signature pages sent by each party via fax or E-mail shall be deemed as the original, and have the same legal effect with the original one.

19.3

If the Stock Exchange of Hong Kong Limited (“SEHK”) or other regulatory authorities suggest to modify this Contract, or if any changes happen to the listing rules or related requirements of the SEHK related to this Contract, the parties shall revise this Contract accordingly.

——Signature Page——

[There is no text on this page which is the signature page of Equity Pledge Contract]

Party A:

Beijing Yunxiang Zhisheng Technology Co., Ltd.

Company seal:	/s/ Beijing Yunxiang Zhisheng Technology Co., Ltd.
Signature:	/s/ Wang Yulin
Name:	Wang Yulin
Title:	Legal Representative

Signature Page of Equity Pledge Contract

[There is no text on this page which is the signature page of Equity Pledge Contract]

Party B:

Qiu Weiqin

Signature: /s/ Qiu Weiqin

Signature Page of Equity Pledge Contract - Kingsoft Cloud Beijing VIE Agreemen

[There is no text on this page which is the signature page of Equity Pledge Contract]

Party B:

Zou Tao

Signature:/s/ Zou Tao

Signature Page of Equity Pledge Contract- Kingsoft Cloud Beijing VIE Agreement

[There is no text on this page which is the signature page of Equity Pledge Contract]

Party C:

Kingsoft Cloud (Beijing) Information Technology Co., Ltd.,

Company seal: /s/ Kingsoft Cloud (Beijing) Information Technology Co., Ltd.,

Signature:/s/ Wang Yulin

Name: Wang Yulin

Title: Legal Representative

Signature Page of Equity Pledge Contract